7BF Putnam Retirement Income Fund Lifestyle 3
2/29/16 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	619
Class B	18
Class C	52
Class M	10

72DD2 (000s omitted)

Class R	*
Class Y	41

* Represents less than 1

73A1

Class A	0.275
Class B	0.193
Class C	0.192
Class M	0.250

73A2

Class R	0.248
Class Y	0.300

74U1 (000s omitted)

Class A	2,289
Class B	94
Class C	267
Class M	40

74U2 (000s omitted)

Class R	*
Class Y	133

* Represents less than 1

74V1

Class A	10.36
Class B	10.32
Class C	10.33
Class M	10.34

74V2

Class R	10.36
Class Y	10.39



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.